Exhibit 99.1

The following discussion should be read in conjunction with the (i) audited financial statements of Antares Acquisition, LLC (“Antares”) as of and for the year ended December 31, 2023 and the associated independent auditor’s report, (ii) audited financial statements of Antares as of and for the year ended December 31, 2022 and the associated independent auditor’s report and (iii) unaudited pro forma condensed combined financial statements of Landsea Homes Corporation (together with subsidiaries, “we,” “Landsea Homes” or the “Company”) as of and for the year ended December 31, 2023, giving effect to the Antares Acquisition (as defined below), which are filed as Exhibit 99.3, Exhibit 99.4 and Exhibit 99.5, respectively, to the Form 8-K of the Company filed on March 18, 2024, to which this Exhibit 99.1 is also attached. Operating results for any historical period are not necessarily indicative of the results that may be expected for any future period. This discussion may contain forward-looking statements, and actual results may differ materially from those indicated in forward-looking statements.

The Antares Acquisition

On January 8, 2024, we entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) with Antares, a Texas-based homebuilder founded in the 1990s, and the sellers named therein, to acquire all of the outstanding membership interests of Antares (the “Antares Acquisition”) for an aggregate cash purchase price of $185.0 million, exclusive of the repayment of Antares’ debt and subject to certain post-closing adjustments. The Membership Interest Purchase Agreement was amended in February 2024 to, among other things, make certain adjustments to the Antares Acquisition’s outside date to either (a) April 1, 2024 or (b) May 1, 2024, as such date is elected by the Company.

Antares is focused on targeting entry-level and move-up homebuyers. They are known for specializing in quality, energy-efficient home construction in their communities and creating lasting relationships with their homebuyers. Antares operates in attractive sub-markets around the Dallas / Fort Worth area where there is strong demand for quality, affordable new homes. As of December 31, 2023, Antares operated 20 communities and owned or controlled 2,222 lots, with approximately 80% of its lots controlled under land option contracts or purchase contracts and other arrangements, and had a backlog of 53 sold but unclosed homes, with an associated sales value of $28.6 million. The ASP of homes in Antares’ backlog as of December 31, 2023 was approximately $540,000. For the year ended December 31, 2023, Antares had 19 average selling communities and delivered 417 homes with an ASP of approximately $410,000, for total home sales revenue of $171.1 million.

The Antares Acquisition, once completed, will expand Landsea Homes’ presence in the Dallas / Fort Worth metropolitan area, with over 3,000 controlled lots in Texas on a combined basis, including 1,761 from Antares. Net new home orders for Antares for the year ended December 31, 2023 was 430. As of December 31, 2023, Antares owned 461 lots.

We expect to fund the Antares Acquisition with a combination of cash on hand and borrowings under our revolving credit facility under our Credit Agreement (as defined below). As of February 29, 2024, we have paid total deposits of $20.5 million for the Antares Acquisition. We are targeting to close on the Antares Acquisition during the second quarter of 2024. Consummation of the Antares Acquisition is pending and subject to customary closing conditions.

There is no assurance that the Antares Acquisition will actually be consummated within the expected timeframe, or at all.

Eighth Amendment to the Credit Agreement and Discussions regarding Amended & Restated Credit Facility

On March 15, 2024, we and certain of our subsidiaries entered into an Eighth Amendment Agreement (the “Eighth Amendment Agreement”) with Western Alliance Bank, as administrative agent, and the other lenders parties thereto, which amends our credit agreement, dated October 6, 2021, the (“Credit Agreement”, as amended prior to such Eighth Amendment Agreement) to, among other things, effect changes to the covenant pertaining to the incurrence of additional debt, to (i) increase the size of the “permitted senior debt” (as defined in the Credit Agreement) basket from $500 million to $600 million and (ii) include a moratorium that extends through April 15, 2024 on the dollar for dollar reduction in commitment amounts under the revolving credit facility that would be triggered upon the incurrence of “permitted senior debt” to the extent that the outstanding aggregate amount of such “permitted senior debt” is in excess of $350 million.

Additionally, we have commenced discussions with potential lenders regarding the possibility of entering into an amended and restated credit agreement to replace our existing revolving credit facility, with a maturity date outside the maturity date of our existing Credit Agreement and, on terms we expect to be similar to our existing Credit Agreement. Such discussions are preliminary and the final terms of a replacement credit agreement may change. Further, such replacement credit agreement may not be consummated on terms indicated or at all.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA

The following table provides a reconciliation of pro forma EBITDA and pro forma Adjusted EBITDA to pro forma net income for the year ended December 31, 2023. This give effect to the Antares Acquisition as if it had occurred on January 1, 2023. Our unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to represent or to be indicative of the consolidated results of operations or financial position that we would have reported had the Antares Acquisition been completed as of the date presented, and is not, and should not be taken as, a representation of our future consolidated results of operations or financial position, nor does it purport to project our financial position as of any future date or results of operations for any future period. Our summary unaudited pro forma condensed combined financial and other data set forth below give effect to pro forma adjustments as described in the unaudited pro forma condensed combined financial statements of the Company, which is filed as Exhibit 99.5 to the Form 8-K of the Company filed on March 18, 2024, as well as certain other adjustments as described below. The following information is only a summary and should be read in conjunction with the more detailed information contained in the unaudited pro forma condensed combined financial statements of the Company.

Pro Forma Year Ended December 31,
2023
(dollars in thousands)
Net income	$26,984
Provision for income taxes	3,029
Interest in cost of sales	46,290
Interest relieved to equity in net loss (income) of unconsolidated joint ventures	—
Interest expense	—
Depreciation and amortization expense	6,604
EBITDA	$82,907
Real estate inventories impairments	4,700
Purchase price accounting for acquired inventory	43,212
Transaction costs	4,867
Write-off of deferred offering costs	436
Abandoned project costs	998
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—
Loss (gain) on debt extinguishment or forgiveness	—
Loss (gain) on remeasurement of warrant liability	—
Adjusted EBITDA	$137,120